                        Audited Financial Statements and
                             Supplemental Schedules

                          Morrison Fresh Cooking, Inc.
                              Salary Deferral Plan

                          Year ended December 31, 1997
                          and as of December 31, 1996
                      with Report of Independent Auditors

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

                          Audited Financial Statements
                           and Supplemental Schedules


            Year ended December 31, 1997 and as of December 31, 1996


                                    CONTENTS

Report of Independent Auditors..............................................  1

Audited Financial Statements

Statements of Net Assets Available for Benefits.............................  2
Statement of Changes in Net Assets Available for Benefits...................  3
Notes to Financial Statements...............................................  4

Supplemental Schedules

Item 27a-Schedule of Assets Held for Investment Purposes.................... 15
Item 27d-Schedule of Reportable Transactions................................ 16

                         Report of Independent Auditors

Compensation Committee
Morrison Restaurants Inc.
Morrison Fresh Cooking, Inc. Salary Deferral Plan

We have audited the accompanying statements of net assets available for benefits of Morrison Fresh Cooking, Inc. Salary Deferral Plan (the "Plan") as of December 31, 1997 and 1996, and the related statement of changes in net assets available for benefits for the year ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1997 and 1996, and the changes in its net assets available for benefits for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes as of December 31, 1997 and reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, and are not a required part of the basic financial statements. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                        /s/  Ernst & Young LLP

April 30, 1998
Atlanta, Georgia

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

                Statements of Net Assets Available for Benefits

                                                                      DECEMBER 31
                                                                1997                1996
                                                            -------------------------------
ASSETS
Investments, at fair value (Note 3):
 Morrison Restaurants Inc. common stock                     $   540,796         $   562,219
 Unallocated ESOP shares of Morrison Restaurants
  Inc. common stock                                             254,548                 --
 Morrison Health Care, Inc. common stock                        759,190             642,131
 Ruby Tuesday, Inc. common stock                              1,342,594           1,194,267
 AmSouth Prime Obligation Fund                                  522,018             597,031
 Delaware Group Value Fund                                    1,449,831           1,018,858
 Templeton Growth Fund                                        1,347,962             969,663
 Stable Value Fund                                            2,629,322           2,476,808
 Phoenix Fund                                                 2,934,999           2,178,696
 Protective Life Insurance Company Guaranteed
  Investment Contract                                           374,529                 --
 Investment in Morrison Incorporated Salary
  Deferral Wasting Trust (Note 6)                             1,670,386           6,173,236
                                                            -------------------------------
Total investments                                            13,826,175          15,812,909

Contributions receivable:
 Participants                                                    82,328              83,326
 Employer (unallocated in 1997)                                  23,327              23,330
                                                            -------------------------------
                                                                105,655             106,656
Dividends and interest receivable                               117,381              28,995
Cash                                                             13,199              44,838
                                                            -------------------------------
Total assets                                                 14,062,410          15,993,398

LIABILITIES
ESOP note payable (Note 7)                                      442,815                  --
Other liabilities                                                    --              24,228
Payable to related plans (Note 1)                                    --           2,396,093
                                                            -------------------------------
Net assets available for benefits                           $13,619,595         $13,573,077
                                                            ===============================

See accompanying notes.

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

           Statement of Changes in Net Assets Available for Benefits

                          Year ended December 31, 1997

                                                    ALLOCATED       UNALLOCATED            TOTAL
                                                   -------------------------------------------------

Additions to net assets attributed to:

Interest and dividend income                       $ 1,090,103   $            --         $ 1,090,103

Contributions:
 Participants                                          999,713                --             999,713
 Employer                                               42,958            233,070            276,028
                                                   -------------------------------------------------
                                                     1,042,671            233,070          1,275,741
                                                   -------------------------------------------------

Total additions                                      2,132,774            233,070          2,365,844

Deductions from net assets attributed to:
 Distributions to participants                      (1,918,158)               --          (1,918,158)
 Administrative expenses                              (270,345)               --            (270,345)
 ESOP interest expense                                     --             (28,399)           (28,399)
                                                   -------------------------------------------------
Total deductions                                    (2,188,503)           (28,399)        (2,216,902)

Net realized and unrealized appreciation
 (depreciation) in fair value of investments           268,418           (117,464)           150,954

Allocation of 51,591 shares of Morrison
 Restaurants Inc. common stock                         252,147           (252,147)               --

Net transfers to related plans                        (253,378)               --            (253,378)
                                                   -------------------------------------------------

Net increase (decrease) in net assets
 available for benefits                                211,458           (164,940)            46,518

Net assets (deficit) available for benefits
 Beginning of year                                  13,573,077                --          13,573,077
                                                   -------------------------------------------------
 End of year                                       $13,784,535          $(164,940)       $13,619,595
                                                   =================================================

See accompanying notes.

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

                         Notes to Financial Statements

                               December 31, 1997


1. DESCRIPTION OF THE PLAN

Morrison Fresh Cooking, Inc. Salary Deferral Plan (the "Plan") is a defined contribution plan and is sponsored by Morrison Restaurants Inc., formerly Morrison Fresh Cooking, Inc. ("the Company"). The Plan covers all employees who have completed one year of service with the Company and have attained the age of 21 and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The following description of the Plan provides only general information. Participants should refer to the Summary Plan Description for a more complete description of the Plan's provisions.

GENERAL

The Plan was established March 7, 1996 as a result of the Company's spin-off from Morrison Restaurants Inc. (now named Ruby Tuesday, Inc.) to provide additional incentive and retirement security for eligible employees of the Company. In connection with the establishment of the Plan, assets totaling $18,966,738 were initially transferred from the Morrison Restaurants Inc. Salary Deferral Plan. Subsequent to the initial transfer, adjustments netting to $5,460,286 were made to correct the initial allocation. At December 31, 1996, the Plan had a payable to the Morrison Health Care, Inc. Salary Deferral Plan and the Ruby Tuesday, Inc. Salary Deferral Plan totaling $2,396,093, which represents assets plus investment income, in connection with the allocation adjustments. During 1997, the Plan repaid those amounts.

Effective February 8, 1997, a component of the Plan operates a leveraged employee stock ownership plan ("ESOP") and is designed to comply with Section 4975(e)(7) and the related regulations thereunder of the Internal Revenue Code of 1986, as amended ("the Code").

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

CONTRIBUTIONS

Under the Plan, participants may contribute on a tax-deferred basis amounts ranging from 2% to 10% of their compensation (not to exceed $9,500 for 1997 and 1996). Participants contributing a tax-deferred contribution of at least 2% may elect to make after-tax contributions up to 10% of annual earnings.

The Company matches 20% of contributions by participants with three to nine years of service, 30% for participants with ten to nineteen years and 40% for participants with twenty or more years of service. Matching contributions are made to the fund and are invested entirely in Company stock. All contributions are remitted to the Plan monthly.

PARTICIPANT ACCOUNTS

Each participant's account is credited, as appropriate, with the participant's contribution, the Company's matching contributions and allocations of investment earnings and losses. Investment results are allocated to participants' accounts based upon relative balances of the individual accounts on the valuation date as defined by the Plan.

VESTING

Participants or their beneficiaries are immediately vested in their contributions, employer matching contributions, plus actual earnings thereon.

DISTRIBUTIONS TO PARTICIPANTS

Upon his or her retirement, termination, death, or disability, as defined by the Plan, a participant or his/her beneficiary may elect to receive a lump-sum distribution.

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

1. DESCRIPTION OF THE PLAN (CONTINUED)

PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination (or permanent discontinuance of contributions to the Plan), the Plan's assets are distributable to the participants or their beneficiaries based on the respective values of their accounts.

ADMINISTRATIVE COSTS

The Company pays any administrative costs of the Plan not paid from Plan assets.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting.

RECLASSIFICATIONS

Certain amounts in the prior year have been reclassified to conform with the current year presentation.

VALUATION OF INVESTMENTS

Investments in mutual funds are stated at fair value based on quoted redemption values on the last business day of the plan year. Morrison Restaurants Inc. (formerly Morrison Fresh Cooking, Inc.), Ruby Tuesday, Inc., and Morrison Health Care, Inc. (collectively "the Morrison Companies") common stock are traded on the New York Stock Exchange and are valued at the closing sales price on the last business day of the plan year. Fair values for investments in collective trust funds are valued by the trustee based upon the quoted market values of the underlying investments on the last business day of the plan year.

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

VALUATION OF INVESTMENTS (CONTINUED)

The Morrison Incorporated Salary Deferral Wasting Trust (the "Wasting Trust") is exclusively invested in guaranteed investment contracts. The salary deferral plans sponsored by the Morrison Companies all participate in the Wasting Trust and maintain ownership interests as follows:

                                                 DECEMBER 31
                                            1997             1996
                                          ------------------------
Morrison Restaurants Inc.                    44%              59%
Ruby Tuesday, Inc.                           17%              10%
Morrison Health Care, Inc.                   39%              31%

Guaranteed investment contracts held in the Wasting Trust or directly by the Plan are stated at their fair value as determined by the insurance companies. Such fair value is generally approximated by contract value based on the market interest rates earned on the contracts. Contract value represents contributions made under the contracts, plus interest at the contract rates, less funds used to pay benefits and the insurance companies' administrative expenses.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Plan to significant concentrations of credit risk consist principally of guaranteed investment contracts. The guaranteed investment contracts are held by various insurance companies in their general assets, whereby funds are deposited and earn a rate of return based on a contract rate. Accordingly, the redemptions of the guaranteed investment contracts are subject to the financial stability of the applicable insurance companies.

3. INVESTMENTS

The Plan's investments are held in a trust fund maintained by AmSouth, the Plan's trustee and recordkeeper, except for the guaranteed investment contracts with insurance companies (see Note 6) and the investments in mutual funds, which are held by the funds themselves.

A description of the four investment options available to participants is as follows:

  MONEY MARKET FUND

  The investment policy of the money market fund, AmSouth Prime Obligation Fund, is to invest in income-producing assets with relatively short terms and relatively low risk. This fund invests primarily in short-term U.S. government securities.

  EQUITY FUND

  The investment policy of the equity fund is to invest in relatively high quality equity assets producing either income or capital appreciation, or both. The fund invests in the Templeton Growth Fund and the Delaware Group Value Fund. The Templeton Growth Fund invests in securities issued by companies and governments both within and outside the United States. The Delaware Group Value Fund invests in small to medium-sized companies that are believed to be undervalued.

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

3. INVESTMENTS (CONTINUED)

  FIXED INCOME FUND

  The investment policy of the fixed income fund is to achieve income through investment in income-producing assets with relatively high security of principal. This fund holds investments in the Phoenix Duff & Phelps Multi-Sector Fixed Income Fund (the "Phoenix Fund"), the Union Bond & Trust Company Stable Value Fund (the "Stable Value Fund"), the Wasting Trust and certain guaranteed investment contracts with insurance companies. No new monies will be invested in the Stable Value Fund, the Wasting Trust or in the guaranteed investment contracts.

  STOCK FUND

  When the Company was spun-off from Morrison Restaurants Inc., participants were issued shares of Morrison Fresh Cooking, Inc. (now named Morrison Restaurants Inc.), Ruby Tuesday, Inc., and Morrison Health Care, Inc. common stock in exchange for their Morrison Restaurants Inc. common stock. Participants initially had the option of reallocating their respective holdings among the three stocks. Subsequent to the initial reallocation, no future contributions were allowed to be invested in Ruby Tuesday, Inc. or Morrison Health Care, Inc. common stock.

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

3. INVESTMENTS (CONTINUED)

The Plan's investments (including investments bought, sold and held during the year) appreciated (depreciated) in value during the year ended December 31, 1997, as shown below:

Morrison Restaurants Inc. common stock                          $(440,085)
Unallocated ESOP shares of Morrison Restaurants Inc.
 common stock                                                    (117,464)
Ruby Tuesday, Inc. common stock                                   402,769
Morrison Health Care, Inc. common stock                           198,053
Delaware Group Value Fund                                         254,078
Templeton Growth Fund                                             (24,396)
Phoenix Fund                                                     (122,001)
                                                                ---------
Totals                                                          $ 150,954
                                                                =========

4. INCOME TAX STATUS

The Internal Revenue Service ruled on December 19, 1997 that the Plan qualifies under Section 401(a) of the Code; therefore, the related trust is not subject to tax under present income tax law. The Plan has been amended since receiving the determination letter. The Plan is required to operate in conformity with the Code to maintain its qualification. The Plan administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.

5. TRANSACTIONS WITH PARTIES-IN-INTEREST

During 1997 the Plan received $37,783 in dividend income from its investment in the Company's stock. The Plan also has investments in Morrison Health Care, Inc. common stock and Ruby Tuesday, Inc. common stock. During 1997 the Plan received $32,535 in dividend income from its investment in the Morrison Health Care, Inc. common stock; no dividends were received from Ruby Tuesday, Inc. in 1997.

Certain Plan investments are units of participation in collective trust funds maintained by AmSouth, the Plan's Trustee.

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

6. INVESTMENT IN MORRISON INCORPORATED SALARY DEFERRAL WASTING TRUST

The Wasting Trust maintains guaranteed investment contracts with several insurance companies. Deposits made under these contracts earn interest at guaranteed rates between 7.08% and 7.20%. Each contract contains provisions for investment loss (surrender) charges which the Plan would have to pay in the event of early withdrawal prior to contract maturity date. As discussed in Note 2, the Plan had a 44% and 59% ownership in the Wasting Trust as of December 31, 1997 and 1996, respectively. The fair values of the individual investments which comprise the total of the guaranteed investment contracts held by the Wasting Trust at December 31, 1997 and 1996 are as follows:

                                                    1997              1996
                                                    ----------------------------
New York Life Insurance Company                     $2,557,670       $ 2,385,886
Principal Mutual Life Insurance Company                    --          1,411,166
Ohio National Life Insurance Company                       --          1,166,745
TransAmerica                                         1,200,038         1,120,693
Hartford Life Insurance Company                            --          1,194,267
State Mutual Life Insurance Company                        --          1,179,008
Protective Life Insurance Company                          --          1,176,256
Life Insurance Company of Virginia                         --            821,309
                                                    ----------------------------
Totals                                              $3,757,708       $10,455,330
                                                    ============================

Investment income of $323,076 in 1997 has been allocated to the plans participating in the Wasting Trust based on their respective ownership interests, as indicated in Note 2.

7. ESOP FUND AND NOTE PAYABLE

On February 27, 1997, and in connection with a private letter ruling from the Internal Revenue Service concerning the tax-free reorganization of Morrison Restaurants Inc., the Company issued 150,907 shares of its common stock with a fair market value of $4.88 per share to the Plan in exchange for a 10-year note of $735,672 executed by the Plan's trustee. These shares, together with those already held by the Plan, boosted the Plan's level of Company ownership to 3%. The note bears interest at 5.47% and provides for

               Morrison Fresh Cooking, Inc. Salary Deferral Plan scheduled principal payments of $95,676 in each of the next ten years. The Plan uses employer match contributions and dividends received to make loan payments. As the Plan repays the loan, shares are released from the unallocated ESOP account and are allocated to the participants' stock fund account based on the ratio of principal paid to the total remaining loan balance prior to the payment. The loan is collateralized by the unallocated shares of the Company's stock. Accordingly, the financial statements of the Plan for 1997 present separately the assets and liabilities and changes therein pertaining to shares of company stock allocated to participant accounts and the shares of company stock that are unallocated.

Although participants do not have any investment discretion regarding the ESOP Fund portions of their account balances, each participant is entitled to exercise voting rights attributable to shares of company stock allocated to his/her account and is notified before such rights are to be exercised. The trustee votes any unallocated shares and any allocated shares for which it does not receive voting directions.

8. DIFFERENCES BETWEEN FINANCIAL STATEMENTS AND FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

                                                                    DECEMBER 31,
                                                                        1997
                                                                    -----------
Net assets available for benefits per the financial
 statements                                                         $13,619,595

Amounts allocated to withdrawn participants                             (24,280)
                                                                    -----------
Net assets available for benefits per the Form 5500
                                                                    $13,595,315
                                                                    ===========

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

8. DIFFERENCES BETWEEN FINANCIAL STATEMENTS AND FORM 5500 (CONTINUED)

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

                                                            YEAR ENDED
                                                            DECEMBER 31,
                                                                1997
                                                             ----------
Benefits paid to participants per the
   financial statements                                      $1,918,158
Add:  Amounts allocated on Form 5500 to withdrawn
 participants at December 31, 1997                               24,280
                                                             ----------
Benefits paid to participants per the Form 5500              $1,942,438
                                                             ==========

Amounts allocated to withdrawn participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to year-end but not yet paid.

9. SUBSEQUENT EVENT

On April 23, 1998, the Company entered into a definitive merger agreement under which Piccadilly Cafeterias, Inc. will acquire all of the outstanding shares of the Company. No decision regarding the future of the Plan has been made.

10. YEAR 2000 ISSUE (UNAUDITED)

The Plan Sponsor has developed a plan to modify its internal information technology to be ready for the year 2000 and has begun converting critical data processing systems. The project also includes determining whether third party service providers have reasonable plans in place to become year 2000 compliant. The Plan Sponsor currently expects the project to be substantially complete by early 1999. The Plan Sponsor does not expect this project to have a significant effect on plan operations.

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

11. INVESTMENT FUNDS

Net assets available for benefits and the changes therein for the year ended December 31, 1997 were allocated to the separate investment funds as follows:

                                                               MONEY        EQUITY         FIXED           STOCK
                                                            MARKET FUND      FUND       INCOME FUND         FUND           TOTAL
                                                           ------------------------------------------------------------------------

Net assets available for benefits at beginning of year     $ 612,286      $2,038,085     $ 8,494,152     $2,428,554     $13,573,077

Additions to net assets attributed to:
 Interest and dividend income                                 30,723         320,858         668,204         70,318       1,090,103
Contributions:
 Participants                                                302,042         280,957         250,435        166,279         999,713
 Employer                                                         -               -               -         276,028         276,028
                                                           ------------------------------------------------------------------------
                                                             302,042         280,957         250,435        442,307       1,275,741
                                                           ------------------------------------------------------------------------
Total additions                                              332,765         601,815         918,639        512,625       2,365,844

Deductions from net assets attributed to:
 Distribution to participants                               (376,175)       (195,623)     (1,080,606)      (265,754)     (1,918,158)

 Administrative expenses                                      (9,971)        (43,643)       (153,412)       (63,319)       (270,345)

 ESOP interest expense                                            -               -               -         (28,399)        (28,399)
                                                           ------------------------------------------------------------------------
Total deductions                                            (386,146)       (239,266)     (1,234,018)      (357,472)     (2,216,902)


Net realized and unrealized appreciation (depreciation)
 in fair value of investments                                     -          229,682        (122,001)        43,273         150,954

Net transfers (to) from related plans                            840         (16,614)       (212,493)       (25,111)       (253,378)

Fund transfers, net                                          (30,323)        320,058        (178,073)      (111,662)             -
                                                           ------------------------------------------------------------------------
Net increase (decrease)                                      (82,864)        895,675        (827,946)        61,653          46,518
                                                           ------------------------------------------------------------------------
Net assets available for benefits at end of year           $ 529,422      $2,933,760     $ 7,666,206     $2,490,207     $13,619,595
                                                           ========================================================================

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

          Item 27a - Schedule of Assets Held for Investment Purposes

                               December 31, 1997


  IDENTITY OF ISSUE,
 BORROWER, LESSOR OR                                                                      CURRENT
   SIMILAR PARTY                    DESCRIPTION OF INVESTMENTS           COST              VALUE
--------------------------------------------------------------------------------------------------
INVESTMENTS
*Morrison Restaurants Inc.    310,749 shares of common stock         $ 1,702,187       $   795,344
*Morrison Health Care, Inc.   38,609 shares of common stock              487,977           759,190
*Ruby Tuesday, Inc.           52,558 shares of common stock            1,043,072         1,342,594
*AmSouth Bank of Alabama      AmSouth Prime Obligation Fund              522,018           522,018
 Delaware Group Value Fund    51,394 units of equity fund              1,201,019         1,449,831
 Templeton Growth Fund        69,483 units of equity fund              1,320,663         1,347,962
 Stable Value Fund            204,448 units of investment fund         2,356,001         2,629,322
 Phoenix Fund                 221,677 units of bond fund               3,014,023         2,934,999
 Protective Life Insurance    374,529 units of guaranteed
  Company                      investment contract                       374,529           374,529
*Morrison Incorporated
  Salary Deferral Wasting
  Trust                       1,670,386 units of wasting trust         1,670,386         1,670,386
                                                                     -----------------------------
Total investments                                                    $13,691,875       $13,826,175
                                                                     =============================

* Indicates a party-in-interest to the Plan

               Morrison Fresh Cooking, Inc. Salary Deferral Plan

                 Item 27d - Schedule of Reportable Transactions

                          Year ended December 31, 1997

                                                                                                     CURRENT VALUE
                                                                                                      OF ASSET ON
       IDENTITY OF                                              PURCHASE     SELLING      COST OF      TRANSACTION
      PARTY INVOLVED            DESCRIPTION OF ASSET             PRICE        PRICE       ASSET          DATE         NET GAIN
------------------------------------------------------------------------------------------------------------------------------------

CATEGORY (I)  INDIVIDUAL TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS.

Phoenix Duff & Phelps       Phoenix Fund                       $1,805,000  $      --   $1,805,000     $1,805,000  $        --
AmSouth Bank of
 Alabama                    AmSouth Prime Obligation Fund             --    1,805,000   1,805,000      1,805,000           --

CATEGORY (III)  SERIES OF TRANSACTIONS IN EXCESS OF 5% OF PLAN ASSETS.

AmSouth Bank of
 Alabama                    Templeton Growth Fund                 739,972         --      739,972        739,972            --
AmSouth Bank of
 Alabama                    Templeton Growth Fund                     --      337,276     278,807        337,276         58,469
AmSouth Bank of
 Alabama                    AmSouth Prime Obligation Fund       6,470,155         --    6,470,155      6,470,155            --
AmSouth Bank of
 Alabama                    AmSouth Prime Obligation Fund             --    6,545,541   6,545,541      6,545,541            --
Phoenix Duff & Phelps       Phoenix Fund                        3,377,342         --    3,377,342      3,377,342            --
Phoenix Duff & Phelps       Phoenix Fund                              --    1,439,000   1,419,483      1,439,000         19,517

THERE WERE NO CATEGORY (II) OR (IV) TRANSACTIONS DURING THE YEAR ENDED DECEMBER 31, 1997.

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